AGREEMENT AND PLAN OF MERGER
                          ----------------------------


         THIS AGREEMENT AND PLAN OF MERGER (hereinafter called the "Merger Agreement") is made as of April 10, 1998 by and between GATEWAY DISTRIBUTORS, LTD., a Nevada corporation ("Gateway"), and HALI SALES CORP., a Delaware corporation ("Hali"). Gateway and Hali are sometimes referred to as the "Constituent Corporations," with reference to the following facts:

         A. The authorized capital stock of Gateway consists of twenty million (20,000,000) shares of common stock, $.001 par value, and one million (1,000,000) shares of preferred stock, $.001 par value. The authorized capital stock of Hali consists of twenty million (20,000,000) shares of common stock, $.001 par value.

         B. There are four million (4,000,000) shares of common stock of Gateway outstanding and no shares of preferred stock outstanding.

         C. The directors of the Constituent Corporations deem it advisable and to the advantage of said corporations that Hali merge into Gateway upon the terms and conditions herein provided.

         D. Hali has no subsidiaries, and has a total of 9,804,295 shares of common stock issued and outstanding, and no other shares of any class are outstanding, nor are there any options to acquire, or rights outstanding which would give any person the right to acquire any share of Hali's stock.

         NOW, THEREFORE, the parties do hereby adopt the plan of merger encompassed by this Merger Agreement and do hereby agree that Hali shall merge with and into Gateway on the following terms, conditions, and other provisions:

         1.   TERMS AND CONDITIONS

              1.1 MERGER. Hali shall be merged with and into Gateway (the "Merger"), and Gateway shall be the surviving corporation (the "Surviving Corporation") effective upon the date when this Merger Agreement or Articles of Merger are filed with the Nevada Secretary of State (the "Effective Date").

              1.2 SUCCESSION. On the Effective Date, Gateway shall continue its corporate existence under the laws of the State of Nevada, and the separate existence and corporate organization of Hali, except insofar as it may be continued by operation of law, shall be terminated and cease.

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              1.3  TRANSFER OF ASSETS AND LIABILITIES. On the Effective Date,
the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the liabilities, duties and restrictions of or upon each of the Constituent Corporations; and all singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their stockholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved or repaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgments as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

              1.4 MANNER OF ACCOMPLISHING MERGER. The Merger shall be accomplished by way of the exchange of 100% of the issued and outstanding shares of Hali for the common stock of Gateway, at the ratio of one share of Gateway for each nine and eight hundred and four one-thousandths shares of Hali outstanding on the effective date of the Merger (1 for 9.804). All Hali shares of record outstanding on the date of the Merger will be deemed "cancelled," and the transfer agent will automatically be instructed to issue new certificates of Gateway, based on the above ratio, to each of the stockholders of Hali, at the address listed in the register of stockholders. No fractional shares will be issued, but each fractional share will be rounded up to the next share and a certificate for Gateway will be issued to each record holder of Hali accordingly. The exchange will be accomplished pursuant to an exemption from registration provided by Regulation D, Rule 504 in each state where said exemption or a registration of the issuance can be accomplished. In each state where an exemption from registration is not available pursuant to Rule 504 of Regulation D or some other available exemption from registration which can be reasonably complied with, Gateway shall issue cash in lieu of the exchanged securities of Hali at $.001 per share exchanged.

              1.5 RIGHTS OF APPRAISAL. This Merger shall be subject to the rights of appraisal granted to the stockholders of a Delaware corporation in accordance with the General Corporation Law of the State of Delaware. Should more than twenty-five percent (25%) of the stockholders of Hali, regardless of the number of shares owned, seek to enforce their rights of appraisal, the Merger shall be deemed cancelled and all parties relieved of any obligation pursuant to this Agreement.

              1.6 OBLIGATIONS OF HALI TO ISSUE ITS SECURITIES. As of the date of this Merger Agreement and until the date of closing, Hali will have no obligations to issue any additional shares of its common stock to any person or entity whatsoever, including as a result of having previously issued any warrants to acquire common stock, any options to acquire its securities as a result of any employee stock option plan or otherwise, or pursuant to any employee benefit plan. Hali further represents that the capitalization, as set forth in paragraph D of the preamble to this Agreement, is true and accurate in all respects.

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         2.   CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

              2.1 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation, as amended, of Gateway in effect on the Effective Date shall continue to be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Gateway, as amended, shall be the Bylaws of the Surviving Corporation, as they may be amended from time to time.

              2.2 DIRECTORS. The directors of Gateway immediately preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualified.

              2.3 OFFICERS. The officers of Gateway immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

         3.   MISCELLANEOUS

              3.1 FURTHER ASSURANCES. From time to time, and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Hali such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Hali and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Hali or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

              3.2 AMENDMENT. At any time before or after approval by the stockholders of Hali, this Merger Agreement may be amended in any manner (except that, after the approval of the Merger Agreement by the stockholders of Hali, the principal terms may not be amended without the further approval of the stockholders of Hali) as may be determined in the judgment of the respective Board of Directors of Gateway and Hali to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

              3.3 CONDITIONS TO MERGER. The obligation of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

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                   (a) the Merger shall have been approved by the stockholders of Hali in accordance with applicable provisions of the General Corporation Law of the State of Delaware;

                   (b) the Merger shall have been approved by the stockholders of Gateway in accordance with applicable provisions of the General Corporation Law of the State of Nevada;

                   (c) any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of Hali to be material to consummation of the Merger shall have been obtained;

                   (d) the securities issued by Gateway may be issued pursuant to an exemption from registration pursuant to the Securities Act of 1933, as amended, Regulation D, Rule 504, and the stockholders who reside in certain states which comport with said Regulation D, Rule 504, or other tandem exemptions from registration, may receive unrestricted securities in exchange for the securities of Hali; and

                   (e) an audit of the books and records of Hali, conducted in accordance with generally accepted accounting practices, shall have been delivered to Gateway.

              3.4 ABANDONMENT OR DEFERRAL. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the mutual agreement of the Boards of Directors of Hali and Gateway, notwithstanding the approval of the Merger by the stockholders of Hali or Gateway, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of Hali and Gateway, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or their respective Boards of Directors or stockholders with respect thereto.

              3.5 COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

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         IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the Boards of Directors of Hali and Gateway, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

                                               HALI SALES CORP.,
                                               a Delaware corporation


                                            By: /s/ Troy D. Wiseman
                                                ---------------------------
                                                Troy D. Wiseman, President

ATTEST:


/s/ Troy D. Wiseman
--------------------------
Troy D. Wiseman, Secretary

                                            GATEWAY DISTRIBUTORS, LTD.,
                                            a Nevada corporation



                                            By: /s/ Richard A. Bailey
                                                ---------------------------
                                                Richard A. Bailey, President

ATTEST:


/s/ Richard A. Bailey
----------------------------
Richard A. Bailey, Secretary

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